Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

      We consent to the incorporation by reference in Registration Statement Nos. 333-17031, 333-17055, 333-17405, 333-89219, 333-93593, 333-34826, 333-38444 and 333-101780 on Form S-8 and Nos. 333-24685 and 333-43071 on Form S-3 of Rockwell Automation, Inc. of our report dated November 5, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, on October 1, 2001), appearing in this Annual Report on Form 10-K of Rockwell Automation, Inc. for the year ended September 30, 2003.

Deloitte & Touche LLP

Milwaukee, Wisconsin

December 3, 2003